UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 13, 2009

ENERGYTEC, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50072	75-2835634
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

4965 Preston Park Boulevard, Suite 270-E, Plano, Texas 75093
Address of principal executive offices

Registrant’s telephone number:  (972) 985-6715

__________________________________________________
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03                Bankruptcy or Receivership

On May 13, 2009, Energytec, Inc. (the “Company”) and the Company’s wholly-owned subsidiary, Comanche Well Service Corporation (collectively, the "Debtors") (1) filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Eastern District of Texas, Sherman Division (the "Court").  The reorganization cases are being jointly administered under the caption "In re: Energytec, Inc., et al., Case No. 09-41477."

The Debtors will continue to operate their business as "debtors-in possession" in accordance with sections 1107 and 1108 and other applicable provisions of the Bankruptcy Code and subject to the requirements of the Bankruptcy Code, which include court approval of matters outside the ordinary course of business.

Item 2.03                Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 25, 2009, the Court issued a final order, authorizing the Debtors’ entry into postpetition secured financing with Red River Resources, Inc., as lender, up to an aggregate amount of $1.5 million (the “DIP Loan”), under the terms and subject to the conditions of that financing agreement and those related collateral documents securing the Debtors’ obligations under the DIP Loan (collectively, the “DIP Loan Documents”).

The DIP Loan Documents provide for the net proceeds of the DIP Loan to be used to fund, among other things, continuing operating expenses of the Debtors, working capital and other general corporate purposes not in contravention of law or the DIP Loan Documents, including certain payments of prepetition claims as may be approved by the Court.

Under the DIP Loan Documents, the DIP Loan bears interest at the rate of 10% per annum, payable monthly in arrears, and shall mature with respect to payment of the outstanding principal amount and any accrued but unpaid interest thereon on the earliest to occur of (i) March 31, 2010 maturity date, (ii) sale of collateral or of customary Events of Default set forth (and defined) therein.  Events of Default include, without limitation, payment defaults, violation of covenants, breach of representations, impairment by the Debtors of liens securing their obligations under the DIP Loan and any determination by the Debtors to suspend the operation of their business in the ordinary course or to liquidate or sell all or substantially of their assets ..   Failure by the Debtors to file a Plan of Reorganization within 120 days of the original petition date for the order authorizing the DIP Loan, or on or before September 9, 2009, also shall constitute an Event of Default  under the DIP Loan Documents.  Upon the occurrence and continuation of an Event of Default, the lender may upon 3 days prior notice terminate its obligations to fund any advances under the DIP Loan and declare the loan amounts then outstanding to be due and payable in whole (or in part), together with interest accrued thereon.

Subject to certain fees and expenses enumerated in the Court’s order but not to exceed $250,000, all advances under the DIP Loan are secured by a first priority lien in all assets of the Debtors, including, but not limited to, the oil & gas interests of the Company and all personal property of its subsidiary, Comanche Well Service Corporation.

The foregoing disclosure is intended only as a summary of the material provisions of the DIP Loan Documents and one is directed to the actual governing documents, copies of which are attached hereto and incorporated herewith by reference.  For the complete terms of the DIP Loan, reference should be made to copies of the Court order of June 25, 2009, the credit agreement and the collateral documents securing the DIP Loan, filed herewith as Exhibits 10.01, 10.02, 10.03 and 10.4, respectively.

Item 9.01                Exhibits

Exhibit No.             Description of Document

10.1
Final Order Authorizing the Debtors to Enter into Postpetition Financing Agreement and Obtain Postpetition Financing, dated June 25, 2009, In re: Energytec, Inc., et al. (Case No. 09-41477), United States Bankruptcy Court for the Eastern District of Texas, Sherman Division.

10.2	Debtor-In-Possession Credit Agreement dated as of May 14, 2009 among the Debtors, as borrowers, and Red River Resources, Inc., as lender.

10.3	Security Agreement dated as of May 14, 2009 among the Debtors, as debtors-in-possession, and Red River Resources, Inc., as lender.

10.4	Form of Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement, dated as of May 14, 2009, from Energytec, Inc. to Carlton L. Nichols, Trustee, and Red River Resources, Inc., Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2009	Energytec, Inc.

	By:	/s/ Dorothea Krempein
Name: Dorothea Krempein
Title: Vice-President